EXHIBIT 99.1

NEWS RELEASE

CTI Industries Corporation

Board Approves Changes in Management Structure

FOR IMMEDIATE RELEASE

December 4, 2017

LAKE BARRINGTON, IL, December 4, 2017 — The Board of Directors of CTI Industries Corporation (NASDAQ Capital Market: CTIB) is pleased to announce the following changes to the management structure effective December 1, 2017.

Mr. John Schwan has retired as the Chief Executive Officer and, while remaining Chairman of the Board, will be CTI’s first non-management chairman.

Stephen M. Merrick has vacated the presidency of CTI Industries and has been appointed to the position of Chief Executive Officer.

Jeffrey S. Hyland has been named to replace Mr. Merrick as President and the Board of Directors has acted to appoint Mr. Hyland to the Board of Directors to fill a vacancy on the Board. Mr. Hyland comes to CTI Industries as a seasoned senior-level executive with strong record of successfully growing and improving profitability of businesses. He has extensive background in all aspects of business management and consulting including strategy, planning, sales, operations, administrative, financial, restructuring, and mergers and acquisitions. Mr. Hyland has served as a consultant to CTI on several occasions and his experience with CTI extends over ten years. He has a CPA and MBA in Marketing and Finance from Northwestern University’s J.L. Kellogg Graduate School of Management.

Mr. Collins, the Lead Non-Management director of CTI noted “Our goal has been to put in place a leadership transition plan that would allow CTI to seamlessly accomplish short and long-term success in the growth of both the top line and bottom line for our shareholders. We are confident that we have done that.”

About CTI: CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use, produces laminated and printed films for commercial uses and markets home organizing products. CTI markets its products throughout the United States and in a number of other countries.

This press release may contain “forward-looking” statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements may include, but are not limited to, statement containing works such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Actual results could differ materially from those projected or implied in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its public filings, with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10Q.

CONTACT:
Investor Relations
Stanley Brown, 847-620-1330
sbrown@ctiindustries.com